Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Axsome Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan of our report dated August 25, 2015 (except for the paragraph under the caption “Amendment to Certificate of Incorporation” within Note 1 and Note 16, as to which the date is October 30, 2015), with respect to the consolidated financial statements of Axsome Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-207393) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 16, 2015